UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105

March 12, 2013

Dear Olin Shareholder:

We cordially invite you to attend our 2013 annual meeting of shareholders on April 25, 2013.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any presentations for the 2013 annual meeting.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, you will need to bring the upper half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 89% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Joseph D. Rupp
Chairman, President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the Internet, by

telephone or by completing, signing, dating and returning

your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Central Daylight Time)

Date:	Thursday, April 25, 2013

Place:	The Plaza in Clayton Office Tower
190 Carondelet Plaza
Ninth Floor, Room 9-H
Clayton, MO 63105

Purpose:	To consider and act upon the following:

(1) The election of the three directors identified in the proxy statement to serve for three-year terms expiring in 2016.

(2) Conduct an advisory vote to approve the compensation for named executive officers.

(3) Ratification of the appointment of the independent registered public accounting firm for 2013.

(4) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 28, 2013.

By Order of the Board of Directors:

George H. Pain
Secretary

Clayton, Missouri

March 12, 2013

OLIN CORPORATION

PROXY STATEMENT

i

ii

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 25, 2013

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 28, 2013. Olin’s board of directors is asking you to vote at the 2013 annual meeting FOR each of the director nominees identified in Item 1 and FOR Items 2 and 3 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 12, 2013.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105.

What will I be voting on?

You will be voting on:

(1)	the election of the three directors identified in the proxy statement,

(2)	an advisory vote to approve the compensation for named executive officers,

(3)	the ratification of KPMG LLP (KPMG) as Olin’s independent registered public accounting firm for 2013, and

(4)	any other business properly presented at the annual meeting.

The proposal to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2013 is considered a discretionary item for which a broker will have discretionary power if you do not give instructions with respect to this proposal. The proposals to elect directors and to conduct an advisory vote to approve the compensation for named executive officers are non-routine matters for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, a broker will not be allowed to vote on the election of directors or the proposal to approve the compensation for named executive officers on behalf of its beneficial owner customers if the customers do not return specific voting instructions. If you are a shareholder that holds shares through a broker, please provide specific voting instructions to your broker.

Could other matters be voted on at the annual meeting?

As of March 12, 2013, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their good faith business judgment and opinion as to what is in the best interests of Olin.

How does the board recommend I vote on the proposals?

The board recommends a vote FOR each of the director nominees identified in Item 1 and FOR Items 2 and 3.

How can I obtain directions to be able to attend the annual meeting and vote in person?

You may obtain directions to The Plaza in Clayton Office Tower in Clayton, MO by contacting The Plaza in Clayton Office Tower at 314-290-5039 or by accessing their website at http:// www.theplazainclaytonoffice.com/Directions.axis.

VOTING

Who can vote?

All shareholders of record at the close of business on February 28, 2013 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 28, 2013, the record date for voting, we had outstanding 80,241,006 shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such outstanding shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes in the election of directors and shares held in street name that are voted on any matter will be included in determining the number of votes present. Shares held in street name that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-800-560-1965.

•	Have the proxy card in hand.

•

Follow and comply with the recorded instructions by the applicable deadline (11:59 p.m. Central Daylight Time on April 24, 2013 for shareholders and 11:59 p.m. Central Daylight Time on April 23, 2013 for participants in the Olin Corporation Contributing Employee Ownership Plan (CEOP)).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.eproxy.com/oln.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•

Submit the electronic proxy before the required deadline (11:59 p.m. Central Daylight Time on April 24, 2013 for shareholders and 11:59 p.m. Central Daylight Time on April 23, 2013 for CEOP participants).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Sign and date the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card no later than April 24, 2013 for shareholders and before 11:59 p.m. Central Daylight Time on April 23, 2013 for CEOP participants for your proxy to be valid and for your vote to count.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the upper right of the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012?

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2013

You may access an electronic, searchable copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2012 at http://olin.mobular.net/olin/oln.

How are votes counted?

If you specifically mark the proxy card (or vote by telephone or Internet) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted FOR the election of the directors named in this proxy statement in Item 1 and FOR Items 2 and 3 listed in the proxy.

Wells Fargo Shareowner Services tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent. If you submit a proxy card marked “abstain” on any item (other than election of directors), your shares will not be voted on the item so marked and your vote will not be included in determining the number of votes cast on that matter. Shares held in street name that are not voted in the election of directors or on Item 2 will not be included in determining the number of votes cast on those matters.

Can I change my vote?

Yes. Whether you vote by Internet or telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote on the Internet or by telephone,

•	submitting another written proxy with a later date,

•

sending a written notice of the change in your voting instructions to the Secretary if received no later than April 24, 2013 for shareholders or by 11:59 p.m. Central Daylight Time on April 23, 2013 for CEOP participants, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders by Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m. Central Daylight Time on April 24, 2013. Shares represented by proxies on the enclosed proxy card will be counted in the vote only if we receive your proxy card by 11:59 p.m. Central Daylight Time on April 24, 2013. Proxies submitted by CEOP participants will be counted in the vote only if they are received by 11:59 p.m. Central Daylight Time on April 23, 2013.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan?

On February 28, 2013, the CEOP held 3,363,110 shares of our common stock. ING National Trust serves as the Trustee of the CEOP. If you are a participant in the CEOP, you may instruct the CEOP Trustee on how to vote shares of common stock credited to you on the items of business listed on the proxy card by voting on the Internet or telephone or by indicating your instructions on your proxy card and returning it to us. The Trustee will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

Wells Fargo Shareowner Services is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, Wells Fargo Shareowner Services will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, Wells Fargo Shareowner Services will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact board members directly?

Our audit committee has established the following methods for shareholders or other interested parties to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his last name in front of @olin.com.

•

Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States or Canada should call the United States collect at 203-750-3100. You may also access the Help-Line on the Internet at www.olinhelp.com.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies. We have hired The Proxy Advisory Group, LLC (Proxy Advisory Group), a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Proxy Advisory Group approximately $10,000 for its services and will reimburse Proxy Advisory Group for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Proxy Advisory Group will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2014 annual meeting?

If you want to present a proposal to be considered for inclusion in the proxy statement for the 2014 annual meeting, you must deliver the proposal in writing (and include the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than November 12, 2013. You must then present your proposal in person at the 2014 annual meeting.

If you want to present a proposal for consideration at the 2014 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than January 24, 2014. You must also present your proposal in person at the 2014 annual meeting.

How can I directly nominate a director for election to the board at the 2014 annual meeting?

According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 24, 2014. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•

a statement that you are entitled to vote at the annual meeting (stating the number of shares you hold of record) and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others (and naming any such other persons), if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (SEC) proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I recommend a director for the slate of candidates to be nominated by Olin’s board for election at the 2014 annual meeting?

In addition to directly nominating an individual for election to the board as discussed above, you can suggest that our directors and corporate governance committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2014 annual meeting. You can recommend a person by delivering written notice to Olin’s board no later than October 13, 2013. The notice must include the information described under the heading “What is Olin’s director nomination process?” on page 17, and must be sent to the address indicated under that heading. As noted above, the board is not required to include such nominee in the proxy statement.

How can I obtain shareholder information?

Shareholders may contact Wells Fargo Shareowner Services, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

Wells Fargo Shareowner Services

PO Box 64874

St. Paul, MN 55164-0854

Telephone: (800) 468-9716

Internet: www.shareowneronline.com, click on “contact us”

Shareholders can sign up for online account access through Wells Fargo Shareowner Services for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to www.shareowneronline.com where step-by-step instructions will prompt you through enrollment or you may call (800) 468-9716 for customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, to our knowledge, no person beneficially owned more than five percent of our common stock as of February 28, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	12,300,817	(a)	15.4
40 East 52nd Street
New York, NY 10022

State Street Corporation	6,471,262	(b)	8.1
State Street Financial Center
One Lincoln Street
Boston, MA 02111

The Vanguard Group, Inc.	4,366,618	(c)	5.5
100 Vanguard Blvd.
Malvern, PA 19355

(a)	Based on Amendment No. 3 to a Schedule 13G filing by BlackRock, Inc. dated January 11, 2013, as of December 31, 2012, BlackRock, Inc. had sole voting and dispositive power for all such shares.

(b)	Based on a Schedule 13G filing dated February 12, 2013, as of December 31, 2012, State Street Corporation had shared voting and dispositive power with respect to all such shares, and State Street Bank and Trust Company (acting in various capacities) had shared voting and dispositive power with respect to 6,038,088 of such shares. All such shares are beneficially owned by State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities, including approximately 4.4% of the shares of our outstanding stock held in the Olin Corporation Contributing Employee Ownership Plan (CEOP) as of December 31, 2012.

(c)	Based on a Schedule 13G filing dated February 13, 2013, as of December 31, 2012, The Vanguard Group held sole voting power over 116,570 shares, sole dispositive power over 4,254,448 shares, and shared dispositive power over 112,170 shares. The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 112,170 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 4,400 shares as a result of its serving as an investment manager of Australian investment offerings.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

Who are the individuals nominated by the board to serve as directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. The board has nominated Messrs. Bunch, Larrimore and O’Connor as Class I directors with terms expiring in 2016. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

Virginia law and Olin’s Bylaws require that any director elected by the board of directors (rather than the shareholders) shall serve only until the earlier of the next election of directors by the shareholders and until his or her successor is elected or until his or her earlier death, resignation or removal.

The board of directors recommends that you vote FOR the election of Messrs. Bunch, Larrimore and O’Connor as Class I directors.

How many votes are required to elect a director?

A nominee will be elected as a director if a majority of the votes cast in the election is in favor of the nominee. Shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors.

Business Experience of Nominees and Continuing Directors

Set forth on the next page is a description of the business experience of each director nominee and each continuing director, including a discussion of the specific experience, qualifications, attributes and skills that led our board to conclude that those individuals should serve as our directors.

CLASS I

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2016

The terms of the following directors will continue after the 2013 annual meeting, as indicated below.

C. ROBERT BUNCH, 58, is Chairman of the Board and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007 to manufacture and sell coiled tubing and related products and services to the energy industry), a position he has held since May 2007. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. From May 2004 until August 2008, Mr. Bunch served on the board of directors (and as Chairman from January 2007 to August 2008) of Pioneer Drilling Company (a provider of land contract drilling services to independent and major oil and gas exploration and production companies). Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bunch’s broad management responsibilities provide relevant experience in a number of strategic and operational areas.

RANDALL W. LARRIMORE, 65, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a $4 billion wholesaler/distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., now called Fortune Brands Home & Security LLC (FBHS) (a consumer products company). He holds a bachelor’s degree from Swarthmore College with a major in economics and a minor in chemistry and a master’s in business administration degree from Harvard Business School. He is co-chair of the governance committee and a member of the board of directors and compensation committee of Campbell Soup Company (a manufacturer and marketer of soup and other food products) and a member of the board of directors of Nixon Uniform Service and Medical Wear (a privately held company that provides, launders, and delivers medical apparel, linens, and other reusable products, primarily to healthcare providers). Olin director since 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee. Mr. Larrimore brings expertise in marketing, sales, strategic planning and general management, as well as substantial experience in mergers and acquisitions.

JOHN M. B. O’CONNOR, 58, is Chairman of J.H. Whitney Investment Management, LLC (a firm which specializes in Asian Markets investment strategies), a position he has held since January 2005. From January 2009 through March 2011, he served as Chief Executive Officer of Tactronics Holdings, LLC (a privately held company that provided tactical integrated electronic systems to the military, civil service, Homeland Security and manufacturing markets). Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan), Chairman of JP Morgan Incubator Strategies, Inc. (a hedge fund investment arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm) and responsible for all proprietary and client Hedge Fund and Fund of Fund activities of JP Morgan, in addition to his responsibilities as a Senior Private Equity Manager. He was also a member of the Risk Management Committee of JP Morgan Chase, which was responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and a master’s in business administration degree from Columbia University Graduate School of Business. He is a member of the board of directors and audit committee of Las Vegas Railway Express, Inc. (a publicly held company formed to design and implement an expedited, luxury train service from the Los Angeles basin to Las Vegas). Mr. O’Connor serves as a special consultant in a pro-bono capacity for the U.S. Department of Defense and is an appointed special consultant to the Department of Defense Business Board. He is a member of the Air Force Chief of Staff Civilian Leaders Board. He is also a member of the Senior Advisors Panel of both the United States European Command and the United States Southern Command and a member of the Highland Forum which supports the Under Secretary of Defense for Intelligence. Mr. O’Connor also serves on the advisory board of Cornell University College of Veterinary Medicine and boards of the Fund for the City of New York (an organization which develops and helps implement innovations in policy, programs, practices and technology in order to advance the functioning of government and nonprofit organizations), Grayson-Jockey Club Research Foundation and the Animal Care & Control Center of New York City. Olin director since 2006; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. O’Connor’s hedge fund and investment banking experience allow him to contribute broad financial and global expertise.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2014

GRAY G. BENOIST, 60, served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer of Belden, Inc. (a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace) until January 1, 2012 and as an Officer on Special Assignment until his retirement on March 15, 2012. From August 2006 until January 1, 2012 he served as Senior Vice President, Finance and Chief Financial Officer of Belden and from November 2009 until January 2012 he also served as Chief Accounting Officer. Prior to that, Mr. Benoist was Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc. (a business unit responsible for the global design, manufacturing, and distribution of wireless and wired telecom system solutions). During more than 25 years with Motorola,

Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses, including the Personal Communications Sector, Integrated and Electronic Systems Sector, Multimedia Group, Wireless Data Group, and Cellular Infrastructure Group. He has a bachelor’s degree in finance and accounting from Southern Illinois University and a master’s in business administration degree from the University of Chicago. Mr. Benoist serves on the board of directors of Exceptional Minds (a not-for-profit organization established to educate and prepare young adults on the autistic spectrum for employment in the graphic arts industry). Olin director since 2009; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Benoist’s chief financial officer experience provides him with valuable financial and accounting expertise.

RICHARD M. ROMPALA, 66, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and a master’s in business administration degree from Harvard Business School. Olin director since 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee. Mr. Rompala’s broad executive management experience provides him with in-depth knowledge of manufacturing and chemicals companies.

JOSEPH D. RUPP, 62, is Chairman, President and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Building Products Corporation (a manufacturer of value-added engineered materials and components serving building products markets). Olin director since 2002; Chair of the Executive Committee. Mr. Rupp’s extensive history at Olin, together with his board service at other companies, provides him with in-depth knowledge of Olin’s business and the industry.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2015

DONALD W. BOGUS, 66, retired in January 2009 from his position as Senior Vice President of The Lubrizol Corporation and President of Lubrizol Advanced Materials, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he had held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace University. He serves on the board of trustees for Baldwin Wallace University and on their Business Division’s advisory board. Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bogus’ executive management positions have provided him with expertise in the chemicals industry, as well as merger and acquisition experience.

PHILIP J. SCHULZ, 68, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s board of directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is on the advisory board of The Connecticut Bank & Trust Company (a state banking institution owned by Berkshire Hills Bancorp). Mr. Schulz is also trustee emeritus of St. Joseph College; a director of St. Francis Hospital; a director of the Lake Sunapee Protective Association and is on the board of trustees of The McLean Fund. Olin director since 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee. Mr. Schulz’s public accounting background provides him with invaluable financial and accounting expertise.

VINCENT J. SMITH, 63, served as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Co. (a diversified chemical manufacturing company) from 2001 until his retirement in 2004. From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for Dow’s global chlor alkali assets. Mr. Smith earned a bachelor’s degree in chemical engineering from McMaster University. He is a member and is co-chairman of the board of directors of Climate Change Central (a not-for-profit organization that brings private and public sector leaders together to find an effective way to manage climate change challenges in the province of Alberta, Canada). Olin director since 2008; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Smith’s executive service has provided him with valuable international and manufacturing experience, together with extensive knowledge of the Chlor Alkali industry.

CORPORATE GOVERNANCE MATTERS

How many meetings did board members attend?

During 2012, the board held eleven meetings. As part of each regularly scheduled board meeting, the non-executive directors met in executive session. In 2012, all directors attended at least 95% of the total number of meetings of the board and committees of the board on which they served. In addition, all directors have attended over 85% of the meetings of the board and committees of the board on which they served during their period of service. All of our directors attended the 2012 annual shareholders meeting. Our policy regarding directors’ attendance at the annual shareholders meeting is that they are required to attend, absent serious extenuating circumstances.

Which board members are independent?

Our board has determined that all of its members, except Mr. Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our board of directors has adopted a bright line test for the types of de minimis transactions that do not warrant board consideration when making director independence determinations. This policy provides that the following transactions do not impair a director’s independence:

•	our match of up to $5,000 in charitable contributions made by directors under our 50% matching contribution program, which is available to all employees; and

•

any transaction or series of transactions between Olin (or its subsidiaries) and a director (or an organization in which he/she serves as a director, partner, shareholder or officer) for the purchase or sale of products or services that (i) involve less than $50,000 in the aggregate in any 12-month period and (ii) have the same pricing and other terms and conditions as transactions with unrelated and similarly situated customers or suppliers.

During 2012, none of our non-employee directors had any relationship or transaction other than those which fell within the bright line standards described above.

Does Olin have corporate governance guidelines and a code of conduct?

The board has adopted Principles of Corporate Governance and a Code of Conduct. The Code of Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. We discuss certain provisions of these documents in more detail under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. All of these documents can be viewed on our website at www.olin.com in the Governance section under Governance Documents and Committees. In addition, we will disclose on that website any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our chief executive officer, chief financial officer, principal accounting officer/controller or other employees performing similar functions.

Do Olin’s board and committees conduct evaluations?

As required by NYSE rules, Olin’s board of directors as well as its Audit, Compensation and Directors and Corporate Governance Committees each conduct an annual performance evaluation.

What are the committees of the board?

Our committees of the board are:

The Audit Committee, which held eight meetings during 2012, advises the board on internal and external audit matters affecting us. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its members are: Philip J. Schulz, Chair, Gray G. Benoist, Randall W. Larrimore, John M. B. O’Connor and Richard M. Rompala. The board has determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and ensures it is publicly available in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Qs before filing or distribution;

•	reviews with management and our independent registered public accounting firm the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors the Company’s enterprise risk management process;

•	oversees our ethics and business conduct programs and procedures;

•	reviews the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held eight meetings during 2012, sets policy, develops and monitors strategies for, and administers, the programs that are used to compensate the chief executive officer and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Richard M. Rompala, Chair, Donald W. Bogus, C. Robert Bunch, Randall W. Larrimore and Vincent J. Smith. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	performs settlor functions for our retirement plans, such as establishing, amending and terminating such plans (which authority has also been delegated to a management committee);

•	approves executive and change-in-control agreements;

•	reviews and establishes the compensation of non-employee directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the board of directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The compensation committee is authorized to delegate certain responsibilities to internal and independent accountants, internal and outside lawyers and other internal staff to the extent permitted by applicable law.

The Directors and Corporate Governance Committee, which held three meetings during 2012, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore, Chair, Gray G. Benoist, Donald W. Bogus, C. Robert Bunch, John M. B. O’Connor, Richard M. Rompala, Philip J. Schulz and Vincent J. Smith. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with our Bylaws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2012, this committee held no meetings. The executive committee members are: Joseph D. Rupp, Chair, Randall W. Larrimore, Richard M. Rompala and Philip J. Schulz.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2012 (Messrs. Bogus, Bunch, Larrimore, Rompala and Smith):

•	served as an employee for Olin during that year,

•	is currently or has ever been an officer of Olin, or

•	had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:

•	serve on the compensation committee of any other company for which one of our directors serves as an executive officer, or

•	serve on the board of directors of any other company where a member of our compensation committee serves as an executive officer.

What is Olin’s director nomination process?

Our directors and corporate governance committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the board chair and CEO, lead director, other directors, employees and shareholders may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the committee chair, the board chair and CEO and lead director interview the potential new board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Our Principles of Corporate Governance describe criteria for new board members to include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. The committee is tasked with seeking board members with the personal qualities and experience that taken together will ensure a strong board of directors. Although we have no formal policy on diversity for board members, our Principles of Corporate Governance provide that racial and gender diversity are important factors in assessing potential board members, but not at the expense of particular qualifications and experience required to meet the needs of the board. Furthermore, as part of the committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective board. Our Principles of Corporate Governance cite strength of character, an inquiring and independent mind, practical wisdom, and mature judgment as among the principal qualities of an effective director.

This year, we have three nominees standing for re-election.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2014 annual meeting, we must receive the information from shareholders on or before October 13, 2013.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s Bylaws allow shareholders to directly nominate individuals at the annual shareholder meeting for election to the board by delivering a written notice as described under the heading “How can I directly nominate a director for election to the board at the 2014 annual meeting?” on page 6 under the heading “Miscellaneous.” Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

What is your board leadership structure?

Our Principles of Corporate Governance state that our board may select either a combined CEO board chair coupled with a lead director or appoint a board chair who does not also serve as CEO. Currently, our CEO also serves as chairman of the board, and the board selects a separate independent lead director.

The board believes that this leadership structure is best for Olin at the current time, as it appropriately balances the need for the CEO to run the company on a day-to-day basis with significant involvement and authority vested in an outside independent board member—the lead director. The role of our lead director is fundamental to our decision to combine the CEO and board chair positions. Our lead director assumes many functions traditionally within the purview of a chairman of the board. Under our Principles of Corporate Governance, our lead director must be independent, and is responsible for:

•	advising on the board meeting schedule to ensure that the independent directors can perform their duties responsibly without interfering with company operations,

•	approving agendas for board and committee meetings and information sent to the board,

•	advising on quality, quantity, and timeliness of the flow of information from management to independent directors,

•	interviewing all potential new board candidates, and making recommendations on candidates,

•	chairing all executive sessions of the board’s independent directors,

•	acting as principal liaison between the independent directors and the chair on sensitive issues,

•	recommending membership and chairs of board committees,

•	recommending to the board chair the retention of consultants who report directly to the board,

•	calling meetings of the independent directors, and

•	being available for direct communication if requested by major shareholders, as appropriate.

How does your board oversee Olin’s risk management process?

Our board is responsible for oversight of Olin’s risk assessment and management process. The board delegated to the compensation committee basic responsibility for oversight of management’s compensation risk assessment, and that committee reports to the board on its review. Our board also delegated tasks related to risk process oversight to our audit committee, which reports the results of its review process to the board. The audit committee’s process includes:

•	a review, at least annually, of our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process, and

•

a review, at least annually, of our enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place, including discussion of the major risk exposures identified by Olin, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to the reports from the audit and compensation committees, our board periodically discusses risk oversight, including as part of its annual detailed corporate strategy review.

Frank M. O’Brien, Vice President, Auditing, Business Ethics and Integrity, reports directly to our audit committee and has direct and unrestricted access to that committee. Todd A. Slater, our Vice President, Finance and Controller, oversees our ERM process and fulfills the responsibilities of a chief risk officer. Mr. Slater reports to our Senior Vice President and Chief Financial Officer, but has direct access to our audit committee chair. Messrs. Slater and O’Brien, individually or with other members of our management team, periodically meet in executive session with the audit committee.

Report of the Audit Committee

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of the Corporation’s financial reporting process and systems of internal control, to evaluate the independence and performance of the Corporation’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held eight meetings during the year. During the second half of 2012, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2012 with management and KPMG, including the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended (AICPA, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

In addition, the audit committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2012 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the SEC.

February 21, 2013

Philip J. Schulz, Chair

Gray G. Benoist

Randall W. Larrimore

John M. B. O’Connor

Richard M. Rompala

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director, director nominee and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2013. Those persons include each director, director nominee, each named executive officer (NEO) in the Summary Compensation Table on page 37, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)	Percent of Common Stock (b)
Gray G. Benoist	31,118	—
Donald W. Bogus	45,678	—
C. Robert Bunch	57,057	—
Randall W. Larrimore	66,240	—
John M. B. O’Connor	47,759	—
Richard M. Rompala	108,482	—
Philip J. Schulz	51,251	—
Vincent J. Smith	24,559	—
Joseph D. Rupp	1,775,441	2.2
John E. Fischer	310,591	—
John L. McIntosh	270,947	—
Kenneth A. Steel, Jr.	—	—
Robert F. Steel	—	—
Directors and executive officers as a group, including those named above (20 persons)	3,680,293	4.5

(a)	Includes shares credited under the CEOP on January 15, 2013, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days (by March 15, 2013) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Benoist	23,118	—
Mr. Bogus	30,414	—
Mr. Bunch	57,057	—
Mr. Larrimore	60,149	—
Mr. O’Connor	36,631	—
Mr. Rompala	107,982	—
Mr. Schulz	36,177	—
Mr. Smith	17,034	—
Mr. Rupp	—	1,457,617
Mr. Fischer	—	222,075
Mr. McIntosh	—	231,000
Mr. K. Steel	—	—
Mr. R. Steel	—	—
Directors and executive officers as a group, including those named above (20 persons)	368,562	2,611,116

*	Such securities have no voting rights.
(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, parent, stepparent, mother-, father-, son-, daughter-, brother- or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of five percent or more of the equity interests.

Our Principles of Corporate Governance require the directors and corporate governance committee (or, if that committee determines it is appropriate, the board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year,

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business),

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services,

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member, and

•	transactions (even in the ordinary course of business) involving the greater of $1 million or 2% of consolidated gross revenues of either Olin or the other party.

Our Principles of Corporate Governance require our directors and corporate governance committee to pre-approve service by any senior executive (our CEO and other Section 16 officers) on the board of another public company or on the board of any private company that would represent a material commitment of time. In addition, our Code of Conduct and related Corporate Policy Statement require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our President and CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the directors and corporate governance committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Related Person Transactions Since the Beginning of 2012

On August 22, 2012, Olin acquired privately-held K. A. Steel Chemicals Inc. (KA Steel), on a cash free, debt free basis, for $336.6 million in cash, after receiving the final working capital adjustment of $1.9 million and still subject to certain post-closing adjustments related to a contingent liability (the KA Steel Acquisition). In connection with the KA Steel Acquisition, Olin hired Robert F. Steel and Kenneth A. Steel, Jr., the former owners and Chairman and CEO and President of KA Steel, respectively, as executive officers Vice President and President KA Steel and Vice President and Executive Vice President KA Steel, respectively. At that time, we entered into a two-year executive agreement with each of R. Steel and K. Steel governing the terms of their employment. Those agreements and their compensation arrangements are described in the “Compensation Discussion and Analysis.”

Messrs. K. Steel and R. Steel owned 25.00% and 24.94%, respectively, of the outstanding capital stock of KA Steel. The Kenneth A. Steel, Jr. Irrevocable Trust and the Robert F. Steel Irrevocable Trust owned the remainder of the outstanding capital stock 25.00% and 25.06%, respectively. The proceeds of the KA Steel Acquisition were distributed to each shareholder in accordance with their respective interest in KA Steel. Currently Mr. R. Steel is the sole beneficiary of his trust, and Mr. K. Steel is the sole beneficiary of his trust, and thereafter, each individual’s children are the beneficiaries of his trust.

Olin and Messrs. K. Steel and R. Steel continue to be parties to an Escrow Agreement related to Olin’s acquisition of KA Steel. Under the Escrow Agreement, Wells Fargo Bank, N.A. (the Escrow Agent) holds $30,000,000 of the purchase price for the KA Steel Acquisition, to secure certain indemnity obligations of the sellers in the KA Steel Acquisition. That amount will be distributed pursuant to the terms of the Escrow Agreement.

KA Steel continues to lease its office space from Steel Family Real Estate, LLC under a lease ending on April 30, 2022. The annual base rent is $331,898 through the end of 2013 and thereafter the lease provides for specified annual base rent increases, but the base rent may be adjusted if there is a reduction of the rentable square footage under the lease. The lease also requires KA Steel to pay its pro rata share of maintenance, insurance and property tax expenses. Messrs. R. Steel and K. Steel are both managers of the Steel Family Real Estate, LLC and the Kenneth A. Steel, Jr. Irrevocable Trust and the Robert F. Steel Irrevocable Trust each hold a 50% membership interest in Steel Family Real Estate, LLC.

The board of directors pre-approved the KA Steel Acquisition and the other transactions described above, and our compensation committee approved the executive agreements with Messrs. K. Steel and R. Steel.

Prior to the KA Steel Acquisition, during 2012, Olin sold approximately $23.2 million of caustic soda and bleach products to KA Steel on terms and conditions consistent with similar transactions with unrelated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and ten-percent beneficial owners complied with all Section 16(a) filing requirements in 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation committee reviews and oversees our executive compensation policies and programs to ensure they enhance our ability to attract, motivate and retain the highest quality executives, and maximize attention to shareholder return. Our annual and long-term executive compensation programs are designed so that payment of awards is contingent on performance results and they are constructed to reflect market practices. In tying most of our executives’ pay to company results, our compensation programs (i) align our executives’ interests with those of our shareholders and (ii) induce our management team to achieve our most important goals.

The following chart identifies the extent to which our executives’ total pay opportunities are variable with results. It illustrates the strong emphasis we place on short- and long-term incentives for our named executive officers (NEOs):

The data in the following table illustrate some of the information the committee considered at the start of 2012 when it set compensation opportunities for that year, to review the alignment between our performance and the pay opportunities for our Chief Executive Officer (CEO). The percentiles in the table show each compensation element for the CEO and Olin’s performance relative to those of the 65 materials companies included in the S&P 1000 plus selected direct competitors* (which we refer to as the “Performance Share Comparison Group”). While the table illustrates a three-year period, the committee also focuses on a longer-term horizon when setting pay opportunities, including the fact that Olin’s historical TSR has been close to peer median performance (for example, our five-year average TSR was at the 53rd percentile of the TSR for the Performance Share Comparison Group). Based on this analysis, the committee believes the alignment of our CEO’s total direct compensation opportunity with Olin’s performance is responsive to our shareholders’ interests.

*	The selected direct competitors included in the Performance Share Comparison Group are Occidental Petroleum Corporation, Alliant Techsystems, PPG Industries, Inc., The Dow Chemical Company and Westlake Chemical Corporation.

Three-Year Financial Performance Relative to Performance Share Comparison Group

Fiscal 2009-2011

  Salary = base salary.

  Target Total Cash = target total cash compensation (salary and target annual incentive payment).

  Target TDC = target total direct compensation (salary, target annual incentive payment and target equity awards).

  TSR = trailing three-year total shareholder return.

  ROC = return on capital.

The committee regularly reviews our executive compensation programs to ensure that we remain appropriately responsive to emerging market place practices. For example, over the past few years:

•	we provided notice of termination of existing change in control agreements upon expiration in 2014, to be replaced with arrangements consistent with then-current market practices;

•	we increased the level of stock ownership required of our NEOs;

•	we eliminated company car and financial planning perquisites;

•	we periodically suspend the company match to the 401(k) plan for salaried and non-bargaining employees, including during the period January 1, 2010 through January 31, 2011;

•	we adopted a clawback policy;

•	the committee oversaw management’s implementation of a formal risk assessment process for compensation policies and programs; and

•	we assured that the members of the committee and the committee’s independent compensation consultant and other advisers remain independent as defined by the rules of the New York Stock Exchange.

These committee actions and other decisions illustrate some of the ways we have increased the link between executive pay and company performance, and otherwise complied with emerging governance standards, while maintaining consistency in our executive compensation programs, which are described in detail in the following pages.

General Executive Compensation Process

Our compensation committee consists of directors determined to be independent under the NYSE listing criteria. The committee establishes total compensation opportunities (and each of the individual elements) for Joseph D. Rupp, Chairman, President and CEO. The committee also approves compensation for the other NEOs based on recommendations by the CEO, once an individual is identified as an NEO.

To assist it in performing its duties, the committee engages Exequity LLP, an independent board and management advisory firm. In engaging Exequity, the committee considered a number of factors in assessing Exequity’s independence, including the fact that Exequity performs no other work for Olin, that none of Exequity’s consultants owns stock in Olin, that Exequity’s consultants have no other business interests with any Olin officer or director, and the fees that Exequity receives for services rendered to Olin rest below a maximum permissible level. In the past several years, the committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to the compensation committee, Exequity reviewed the total compensation strategy and pay levels for our NEOs, examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy, informed the committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the committee on all compensation decisions pertaining to the CEO and to all senior executive compensation recommendations submitted by management. The committee routinely meets in executive session (without the CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to the committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

At the 2012 annual meeting of our shareholders, we held an advisory vote on executive compensation. Approximately 94.2% of the shares voted were cast in support of our 2012 executive compensation and related disclosures. The committee viewed the results of this vote as general broad shareholder support for our executive compensation program. Accordingly, we made no changes to our executive compensation program as a result of that vote.

Benchmarking

In designing and implementing our executive compensation programs, the committee reviews competitive data from the Aon Hewitt Total Compensation DataBaseTM (the “DataBase”). These data represent pay practices among a group of over 350 manufacturing and services companies that we have used for benchmarking for several years. This group comprises the entire community of companies that participate in the DataBase, excluding companies that operate in energy services, retail, health services and financial sectors. We refer to these companies as the “comparator group.” The committee’s review of pay practices across a community as large and varied as the comparator group reflects the committee’s belief that our labor market for executive talent extends beyond the limited group of chemical and ammunition companies and spans the relevant manufacturing and services community. The committee believes that the comparator group is a good representation of that labor pool, as the DataBase is a widely respected source of executive compensation information. Our decision to rely on it for competitive pay information ensures that a reputable and unrelated organization actively secures and analyzes the compensation data on which our committee bases its judgment about appropriate levels of pay for our executive officers.

The data reviewed by the committee are adjusted for size (revenues) to reflect compensation being paid at companies of comparable scope to Olin. The data benchmark the committee used to base its annual pay decisions was a statistical summary of the pay practices for the companies in the comparator group, and was not representative of any individual company. In fact, the committee does not know the identity of the companies whose pay practices are reflected in the DataBase, nor does it receive information with respect to pay practices at any individual company included in the DataBase. Instead, the committee considered the median pay levels in the comparator group after adjusting the pay practices for an observable relationship between executive pay levels and company size and relied on those statistical representations as typifying revenue-adjusted general industry norms. It was against these norms that the committee drew its conclusions about the appropriateness of the overall executive officer pay levels. Throughout this Compensation Discussion and Analysis, references to “competitive data” or “market” mean this statistical summarized data for the comparator group.

Elements of Compensation

Overview.    The committee determines the total target compensation level for the CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. The CEO relies on comparator group standards to recommend, for the committee’s review and approval, the levels and mix of elements for the balance of our executive officers. Although the committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, the committee generally relies heavily on the identified competitive norms to ensure that we can compete for executive talent. The committee also reviewed the relationship between the CEO’s compensation and the compensation for the other NEOs. In 2012, the committee determined that internal pay relationships are appropriate in light of the committee’s understanding of the typical pay relationships at other companies.

We list the primary elements of our executive compensation below, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount

Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Individual performance

Target Annual Cash Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve short term financial targets and non-financial strategic objectives • Communicates key goals of the company to executives

•        Criteria for corporate NEOs:

1.      Earnings per share

2.      Performance on key annual operational factors and non-financial goals that we believe are important to our long-term success

•       Primary criteria for heads of operating units:

1.      Cash flow

2.      Return on capital

3.      Operating income

Long Term Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve long-range goals that benefit shareholders • Aligns financial interests of executives and shareholders

•        Number of stock options granted based on total return to shareholders

•       Performance share payouts for executive officers based on our return on capital compared to the Performance Share Comparison Group

•        Level of target awards for each NEO based on practices of comparator group

Retirement and Severance Benefits

•        Retention of key executives*

•        Rewards long-term service and provides financial security

•       Ensures that managers are personally indifferent to the outcome of a transaction in a change in control situation

• Programs offered by competitors • Employee’s length of service (for defined benefits in Olin plans, which were frozen on 12/31/07) • Salary and cash incentive (for Olin plans)

*	In August of 2012, we acquired K. A. Steel Chemicals Inc. (KA Steel). Two of our NEOs hired in connection with that acquisition (Messrs. K. Steel and R. Steel) do not participate in any of the Olin benefit plans, but instead participate in the 401(k) plan and other plans provided to KA Steel employees. They also have limited severance benefits pursuant to their employment agreements, described below under the caption “Potential Payments Upon Termination or Change in Control.”

As a guideline, the committee intends that the base salaries, total cash compensation (salary and annual cash incentive), and total compensation opportunities (total cash compensation plus the grant date value of long-term incentive awards) extended to our NEOs as a group approximate the median of the comparator group. The committee believes that managing total target pay to the market median allows us to attract, motivate, and retain the quality executive talent Olin needs. Pay levels for any individual NEO, however, may be below or above the market median for that executive’s particular role. The following graph illustrates our 2012 target compensation positioning for the NEOs as a group, relative to our pay:

Our general practice for an executive who is new in his/her position is to establish compensation opportunities below the market, and to increase them to market level over several years, assuming that performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities.

As noted above, in August of 2012, we acquired KA Steel. In connection with the KA Steel Acquisition, we entered into a two-year executive agreement with each of Messrs. R. Steel and K. Steel governing the terms of their employment, including a special award of 100,000 restricted stock units to each that vest based on performance goals. Base salary and incentive compensation opportunities under those agreements were reviewed by the committee.

Salary.    The committee generally adjusts NEO salaries on an annual basis, but when warranted by cash flow or other considerations, this period has been extended to 18 months or more, and we have frozen executive base salaries for periods of time. For example, Mr. Rupp received a salary increase effective January 1, 2013. His last increase was April 1, 2011 which extended the time between his salary increases to 21 months. Prior to his April 1, 2011 salary increase, his salary had not been increased for 24 months. In the past 10 years, we have not decreased base salary for any NEO.

Annual Cash Incentive (Non-equity Incentive Plan Compensation).    NEOs participate in the Senior Management Incentive Compensation Plan, or SMICP, an incentive plan approved by our shareholders. The SMICP provides NEOs with annual cash incentive opportunities comparable to the terms and conditions for awards of cash bonuses to our other executives (who participate in our Management Incentive Compensation Plan, or MICP). Using the SMICP for our NEOs is intended to allow us to deduct payments to those individuals subject to the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

The mechanics of the SMICP operation in 2012 were as follows:

•	At the start of the year, Exequity informed the committee of the median percentage of net income allocated by the comparator group to fund the NEOs’ annual incentives.

•	The committee then considered and approved 6% of 2012 income to be set aside to fund annual cash incentives for both the SMICP and the MICP.

•

For this purpose, income was calculated as 2012 earnings per share (EPS) multiplied by the weighted average number of shares outstanding in 2012, where EPS represented consolidated net income before the after-tax effect of special charges or gains or the cumulative effect of a change in accounting, divided by the weighted average number of shares outstanding on a fully diluted basis.

•

The committee allocated 30% of the formulated incentive pool to fund a maximum award for the CEO, 20% to fund awards for the second and third highest paid NEOs and 15% to fund awards for the fourth and fifth highest paid NEOs.

•

The committee exercised its discretion after the end of 2012 to award to each NEO such portion of his maximum award as the committee deemed appropriate, based on our EPS performance and the individual officer’s contribution to those results, as discussed below.

Although the committee exercises discretion to reduce annual incentives under the SMICP, it may not increase the payments above the maximum awards established as described above, and the payout under the SMICP may not exceed 200% of the executive’s base salary. When using its discretion to appropriately size annual incentives for 2012, the committee examined achievement with respect to financial goals and non-financial strategic accomplishments. In determining SMICP payments for NEOs, the committee considered Olin’s financial performance, especially the generation of $147.7 million of net income and our EPS performance, as well as other accomplishments relating to the achievement of strategic sales goals, substantial operational improvements and restructuring initiatives, which will have longer term impact.

Long Term Incentive Compensation.    In 2012, we allocated the value of long-term incentive compensation awards equally between performance shares and stock options. This combination of awards was deemed by the committee to optimize our emphasis on achieving specified performance goals that drive investor value and generating long-term appreciation in Olin’s stock price. The committee makes all equity awards to executive officers (both performance shares and stock options). The committee believes that its determination of stock option and performance share awards is highly representative of external market practices, based on information pertaining to compensation standards across the comparator group.

All long-term incentive compensation plan participants are assigned target award levels at dollar values deemed by the committee to be competitive with external market practices, based on comparator group information. The sum of all individual target awards represents our overall long-term incentive award value. When determining actual stock option grant sizes and performance share award levels, the committee compares our return on capital and total shareholder return to that of the Performance Share Comparison Group. Our relative performance against this group influences the pool of shares the committee makes available for grants to long-term incentive program participants.

The process the committee follows to determine stock option and performance share awards is described below.

Performance Shares.    Half the value of each participant’s 2012 long-term incentive target award value was delivered in performance shares. The number of performance shares awarded to each participant was formulated by dividing half the participant’s target award value by the economic value of a performance share. Early in 2012, each executive was extended the opportunity to earn a target number of performance shares contingent on performance through the end of 2014. The total number of performance shares that vest and will be paid to each executive may vary between 25% and 150% of his or her target number, depending on our average annual return on capital for the three years ending December 31, 2014, in relation to the average annual return on capital generated by the Performance Share Comparison Group for that period. The following chart identifies the percentage of target shares that vest with our performance:

Olin average annual return on capital for three-year period compared to Performance Share Comparison Group:	Percentage of target number of performance shares that vest:
Quintile 5	150%
Quintile 4	125%
Quintile 3	100%
Quintile 2	50%
Quintile 1	25%

The table below illustrates the percentage of the target number of performance shares earned by plan participants for each of the last nine three-year periods, based on our average return on capital performance compared to the Performance Share Comparison Group:

Stock Options.    The remaining half of each participant’s long-term incentive target award value is delivered in stock options. Stock options are granted annually from a committee-approved pool of option shares. The pool of stock options available for issuance each year equals half the value of the overall long-term incentive award value, divided by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock). This formulated pool of shares increases or decreases based on our trailing three-year total shareholder return (TSR) compared to the TSRs generated by the Performance Share Comparison Group, as follows:

Olin three-year TSR compared to Performance Share Comparison Group	Effect on number of shares available for option grants
Top third	+25%
Middle third	No change
Bottom third	-25%

We believe the Performance Share Comparison Group represents our primary competition for investment capital, and therefore comprises an appropriate comparison group for performance purposes. We use TSR, which represents the increase in the fair market value of our common stock over the three-year period, including reinvestment of dividends, to tie executive rewards to our shareholders’ interests. The calculation of TSR includes all dividends paid by the companies, consistent with the calculations for our Performance Graph included in our Form 10-K. As with our performance share program described above, the committee believes that formulating the stock option pool this way further ties executive compensation to shareholder value. The table below shows our TSR and effect on the size of our stock option pool for the past nine years:

The number of stock options granted to individual long-term incentive plan participants reflects the portion of the available pool represented by the individual’s target award. The committee (or the CEO, in the case of non-officers) may increase or decrease the option grant for an individual by up to 25% from the target level, although that discretion has not been exercised.

We approve option awards at the first committee meeting each year. In 2012, the first committee meeting was January 27, 2012. At that meeting, the committee approved the granting of options effective on February 10, 2012, with an exercise price of $21.92 per share, the average of the high and low per share sales price of our common stock on the New York Stock Exchange on February 10, 2012. When the first scheduled meeting occurs before or near the time we release our year end earnings report, the committee has granted stock options:

•	with a grant effective date approximately 10 days after the release of year end earnings, and

•	with an exercise price equal to fair market value on the grant effective date.

The practice ensures that the exercise price for stock options reflects all current information. Although we have no formal policy on granting options at a time when inside information may exist, the committee follows the procedure we describe above when necessary to ensure that option exercise prices reflect full disclosure of earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our equity plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

Our CEO also has authority to grant a very limited number of options at other times during the year (no more than 50,000 total shares or 5,000 shares per employee), but may not grant options to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options. Consistent with the terms of our equity plans, options granted by our CEO may not have an exercise price below the fair market value of our stock on the effective date of the option grant.

Other Compensation.    We also offer a small number of other personal benefits to groups of employees. We provide some benefits, such as a portion of health insurance premiums and certain retirement benefits, to all eligible employees. We tie these benefits to competitive practices in the market, a practice the committee believes enables us to attract and retain executives with the talents and skill sets we require. Other items, such as certain life insurance benefits and the retirement and change in control benefits described below, are provided to our NEOs (other than Messrs. K. Steel and R. Steel) and other senior managers. In the past, we also provided automobile expenses and financial counseling services to some of our NEOs, but terminated those perquisites at the end of 2010. At the time of the KA Steel Acquisition, Messrs. R. Steel and K. Steel had existing automobile leases with monthly lease payments of $2,006 and $2,055 and personal mileage tax allowances of $69 and $71, respectively. In connection with the KA Steel Acquisition, the decision was made to continue reimbursement of these amounts until the expiration of the leases (December 2013) at which point they will not be renewed. The committee occasionally approves special restricted stock awards to an individual or group of employees to reflect special circumstances, although no such awards were made to NEOs in 2012 other than the special 100,000 share performance-based restricted stock unit awards to each of Messrs. K. Steel and R. Steel in connection with the KA Steel Acquisition. Those restricted stock units vest on the second anniversary of the KA Steel Acquisition if specified performance goals have been met and the recipient is still employed with Olin. If the recipient’s employment terminates without cause before that time, a portion of the restricted stock units vest based on the portion of the performance goals achieved on termination of employment. The performance goals require that Olin achieve at least $30 million in synergies in various categories of sales, customer mix and reduction in costs.

Retirement Benefits.    We offer retirement benefits as part of the package to recruit and retain employees, as well as to contribute to their financial security in post-employment years. Our retirement benefits also reflect an individual’s contributions over his or her career with Olin, as those benefits are based in part on the employee’s service and compensation. In general, we establish retirement benefits based on comparable programs offered by competitors. The committee believes that retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market.

The following chart summarizes the benefits under our active retirement plans for salaried employees:

Plan Title	Participants/Purpose	Benefits
Olin Corporation Contributing Employee Ownership Plan (the CEOP)—Employee Savings Account	Salaried employees (other than KA Steel employees)—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax contributions (401k), Roth 401k contributions and after tax contributions. They may contribute up to 80% of eligible compensation (subject to various Code limits, including the 2012 pre-tax and Roth 401k contribution limit of $17,000). Olin matches the first 6% of base pay that they contribute to the plan, at the rate of 50%. Olin suspended the match for the period from January 1, 2010 through January 31, 2011.

CEOP—Defined Contribution Retirement Account	Salaried employees (other than KA Steel employees)—to provide retirement benefits in lieu of benefits formerly provided under the Qualified Plan (prior to benefit accrual freeze)	For eligible employees, Olin makes contributions to the Defined Contribution Retirement Account of 5% or 7.5% of eligible compensation (depending on employee age).

Olin Corporation Supplemental Contributing Employee Ownership Plan (Supplemental CEOP)—Employee Savings Account	Senior management (other than KA Steel employees)—to compensate for Code limits on CEOP contributions	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP, as set forth above.

Supplemental CEOP—Defined Contribution Retirement Account	Senior management (other than KA Steel employees)—to compensate for Code limits on CEOP contributions	Olin also makes contributions on eligible compensation in excess of Code limits at the same percentages as the CEOP Defined Contribution Retirement Account (set forth above).

K. A. Steel Chemicals Inc. Employees 401(k) Plan (KA Steel 401(k) plan)	KA Steel non-union employees—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax contributions (401k). They may contribute up to 50% of eligible compensation (subject to various Code limits, including the 2012 pre-tax contribution limit of $17,000). Olin matches 75% of the employee contribution up to 13% of base pay.

As part of our ongoing evaluation of benefit plans, in 2005, we amended the Olin Corporation Employees Pension Plan (Qualified Plan) to close participation, so that salaried employees hired on or after January 1, 2005 are not eligible for the Qualified Plan. As of December 31, 2007, we froze defined benefit pension accruals for salaried participants under that Plan, as well as the Olin Supplementary and Deferral Benefit Pension Plan (Supplemental Plan) and the Olin Senior Executive Pension Plan (Senior Plan). Although benefit accruals were frozen at the end of 2007, employment after that time counts toward years of service for vesting and early retirement eligibility.

The Supplemental CEOP, the Supplemental Plan and the Senior Plan are unfunded, nonqualified deferred compensation plans for the NEOs and a select group of other senior management employees. Because these three plans are unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The committee believes that historically it was common for companies to offer these kinds of nonqualified retirement supplements to executives and offering these benefits has allowed us to remain competitive in the market for qualified senior-level executive talent. We describe the terms of our retirement plans in more detail in the narrative discussion following the table entitled “Pension Benefits” below.

Risk Assessment.    Management and the committee regularly evaluate the risks involved with our compensation programs. In 2012, we conducted a comprehensive risk assessment. The risk assessment included compiling an inventory of incentive plans and programs, and conducting an analysis of the risk involved with each. The assessment considered factors such as the plan metrics, number of participants, maximum payments, and risk mitigation factors. The committee reviewed the risk assessment and concluded it did not believe any of our compensation programs or policies create risks that are reasonably likely to have a material adverse impact on Olin. Based on this conclusion, we implemented no material changes to our compensation policies or practices after our risk assessment.

Change in Control Agreements.    We provide change in control agreements to our senior management to ensure that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. As a retention incentive, each of our senior executives also has an agreement that provides certain benefits if the executive’s employment is terminated without cause. These agreements are described in detail under the discussion following the “Summary Compensation Table” and under the caption “Potential Payments Upon Termination or Change in Control.” As noted above, in 2011, we provided notice of termination of existing change in control agreements when they expire in 2014, and indicated the committee’s intention to replace those agreements with arrangements consistent with then-current market practices.

The committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors, but we consider the tax effect of various types of compensation. The committee considers the Code Section 162(m) limit on deductions for compensation over $1 million, and designs our stock options, the largest portion of our performance shares and our annual cash incentive to meet the exemption for “performance-based” compensation from this deductibility limit. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to an NEO, may exceed this limitation in any particular year.

Code Section 409A implemented tax rules applicable to nonqualified deferred compensation arrangements, and Olin has taken steps to comply with such rules to the extent applicable.

In early 2009, our board, at the recommendation of the committee, adopted a “clawback” policy that allows Olin to recover all or a portion of payments under the SMICP or the MICP and performance share awards from certain executives. To recover compensation, our board or the committee must determine that the executive was grossly negligent or engaged in intentional misconduct that was a “significant contributing factor” to:

(i)	a restatement of our financial statements or

(ii)	a significant increase in the value of that executive’s incentive awards.

Each executive who participates in the SMICP or the MICP is subject to the clawback policy. Amounts that we recover are not included in calculating that executive’s benefits under our Supplemental CEOP, and our recovery of amounts under the policy does not constitute an event that triggers benefits under our severance agreements.

In addition to the clawback policy, our equity plans provide that if a participant in that plan renders service to one of our competitors, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Our severance arrangements described below under “Potential Payments Upon Termination or Change in Control” provide that we will “gross up” the amount of excise tax, if any, due on “excess golden parachute payments” provisions under Code Section 280G. As noted above, we provided notice of termination of these change in control agreements upon expiration in 2014, to be replaced with arrangements consistent with then-current market practices.

Stock Ownership Guidelines

We describe our stock ownership guidelines for directors under the heading “Director Compensation” below. Our stock ownership guidelines for employees require executive officers and certain other senior managers to maintain specified ownership levels of our stock within 5 years after the guideline applies. Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares held in the executive’s CEOP and Supplemental CEOP accounts, shares subject to vested stock options with an exercise price below the current market price and 25% of the total target performance share awards (representing half of the target performance shares that are payable in stock).

Officer Title	Base Salary Multiple
CEO	6
Senior Vice President	3
Vice President	2

Our CEO has always complied with the stock ownership guidelines applicable to him, and has exceeded those guidelines since at least 2006. He and the other NEOs met the guidelines applicable to them at year end.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2012, 2011, and 2010:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
Joseph D. Rupp	2012	900,000	N/A	1,756,485	972,675	1,128,000	1,058,901	239,938	6,055,999
Chairman, President and CEO	2011	895,002	N/A	1,349,600	926,120	1,267,200	1,029,148	184,810	5,651,880
	2010	880,008	N/A	1,507,695	1,227,413	577,280	868,859	156,153	5,217,408

John E. Fischer	2012	455,004	N/A	477,070	265,275	370,125	431,868	97,386	2,096,728
Senior Vice President and CFO	2011	430,008	N/A	385,600	295,920	422,400	250,311	74,141	1,858,380
	2010	418,758	N/A	590,526	316,938	180,564	218,204	77,146	1,802,136

John L. McIntosh	2012	425,004	N/A	433,700	240,713	352,500	554,122	81,374	2,087,413
Senior Vice President, Operations	2011	393,000	N/A	289,200	230,160	316,800	334,266	62,704	1,626,130
	2010	375,756	N/A	340,684	201,688	126,105	287,791	59,675	1,391,699

Robert F. Steel	2012	127,500	N/A	2,136,000	—	58,750	N/A	12,391	2,334,641
Vice President and President KA Steel	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Kenneth A. Steel, Jr.	2012	127,500	N/A	2,136,000	—	58,750	N/A	12,608	2,334,858
Vice President and Executive Vice President KA Steel	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The NEOs were not entitled to receive payments which would be characterized as “Bonus” payments. Annual cash incentive payments under the SMICP appear in column (g). Each of the NEOs has one or more agreements that provide for certain severance benefits (including additional benefits in the event of a “change in control”). The provisions of those agreements are described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”
(2)	Represents the aggregate grant date fair value of equity awards granted in that year (performance shares and restricted stock units in column (e) and options in column (f)), in each case calculated in accordance with ASC Topic 718. Please see the notes entitled “Stock-Based Compensation” and “Accounting Policies—Stock-Based Compensation” in the notes to our audited financial statements included in our annual report on Form 10-K for the fiscal year in which the award was granted for a discussion of the assumptions underlying these calculations. The performance share amounts in column (e) are calculated based on a payout equal to 100% of the target level for awards made in 2010, 2011, and 2012 and the performance-based restricted stock units are also calculated based on a payout equal to 100%.

Set forth below are the amounts that would have been included (a) for performance share awards and the total amount in column (e), if the grant date fair value had been based on the highest level of performance (for a payout equal to 150% of the target level), and (b) for performance-based restricted stock units, if the grant date fair value had assumed full vesting.

NEO	2012 Performance Share / Total	2011 Performance Share / Total	2010 Performance Share / Total
Joseph D. Rupp	$2,634,728 / $2,634,728	$2,024,400 / $2,024,400	$2,261,543 / $2,261,543
John E. Fischer	$ 715,605 / $ 715,605	$ 578,400 / $ 578,400	$ 572,198 / $ 781,259
John L. McIntosh	$ 650,550 / $ 650,550	$ 433,800 / $ 433,800	$ 354,218 / $ 458,757
Robert F. Steel	$ — / $2,136,000	N/A	N/A
Kenneth A. Steel, Jr.	$ — / $2,136,000	N/A	N/A

(3)	Amounts listed in this column were determined by the committee under our SMICP.

(4)	Amounts reported in this column represent the total increase in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit* Under:
	Year	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	2012	$140,193	$918,708	$ 0	**
	2011	$151,184	$877,964	$ 0	**
	2010	$114,307	$754,552	$ 0	**

John E. Fischer	2012	$136,221	$250,495	$45,152
	2011	$ 85,881	$139,734	$24,696
	2010	$ 66,542	$128,452	$23,210

John L. McIntosh	2012	$177,572	$335,257	$41,293
	2011	$115,866	$194,450	$23,950
	2010	$ 89,428	$176,610	$21,753

*	Messrs. R. Steel and K. Steel are not eligible for pension benefits.
**	There was no increase in the present value of Mr. Rupp’s pension benefit under the Senior Plan.

Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes and represent changes in assumptions and the fact that each NEO is one year older, rather than any change in the NEO’s accrued pension benefit. For December 31, 2010, the discount rate was 5.3% for the Qualified Plan and 4.5% for the Supplemental and Senior Plans, and for 2011 the discount rate was 4.9% for the Qualified Plan and 4.2% for the Supplemental and Senior Plans. For December 31, 2012, the discount rate was 3.9% for the Qualified Plan and 3.2% for the Supplemental and Senior Plans. We used the RP2000 Mortality Table for 2010. For 2011, we used the RP2000 Mortality Table with 11 years of projected mortality improvements and for 2012, we used the RP2000 Mortality Table with 12 years of projected mortality improvements. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2012 annual report on Form 10-K for a discussion of these assumptions.

To determine the change in the present value of the pension benefits under these plans, for Messrs. Fischer and McIntosh, we used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan. For Mr. Rupp, who has attained age 62, we used his actual age at December 31, 2012.

Generally, the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column for 2012 are comprised of the following items:

Executive Officer	Life Insurance Premiums (a)	CEOP / Supplemental CEOP – Retirement Account (b)	Perquisites and other Personal Benefits (c)
Joseph D. Rupp	$49,648	$189,540	$ 750
John E. Fischer	$17,181	$ 79,455	$ 750
John L. McIntosh	$12,239	$ 68,385	$ 750
Robert F. Steel	$ N/A	$ 2,869	$9,522
Kenneth A. Steel, Jr.	$ N/A	$ 2,869	$9,739

(a)	Messrs. Rupp, Fischer and McIntosh participate in our key executive life insurance program. The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional cash value. The amounts shown represent the total premiums we paid in 2012 for the benefits under the programs. Messrs. R. Steel and K. Steel participate in the KA Steel life insurance program and do not participate in the key executive life insurance program.
(b)	The amounts shown for Messrs. Rupp, Fischer and McIntosh represent Olin’s contributions of a total of 7.5% of the individual’s eligible compensation to the Retirement Account portion of the CEOP and Supplemental CEOP, as well as amounts of Olin matching contributions to the CEOP and the Supplemental CEOP during 2012. The amounts shown for Messrs. R. Steel and K. Steel represent the company matching contributions to the KA Steel 401(k) Plan.
(c)	Represents excess liability insurance premiums, and for Messrs. R. Steel and K. Steel, reimbursements of monthly automobile lease payments of $2,006 and $2,055 and personal mileage tax allowances of $69 and $71, respectively.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Compen- sation Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (3) (j)	Exercise or Base Price of Option Awards ($/ Share) (3) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
			Thresh- old ($) (c)	Target ($) (d)		Maximum ($) (e)		Thresh- old (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Joseph D. Rupp	2/10/12	1/27/12	—	$960,000		$1,800,000
	2/10/12	1/27/12						20,250	81,000	121,500				$2,634,728
	2/10/12	1/27/12										148,500	$21.92	$972,675

John E. Fischer	2/10/12	1/27/12	—	$315,000		$910,008
	2/10/12	1/27/12						5,500	22,000	33,000				$715,605
	2/10/12	1/27/12										40,500	$21.92	$265,275

John L. McIntosh	2/10/12	1/27/12	—	$300,000		$850,008
	2/10/12	1/27/12						5,000	20,000	30,000				$650,550
	2/10/12	1/27/12										36,750	$21.92	$240,713

Robert F. Steel	8/23/12	8/15/12	—	$150,000	*	$300,000	*
	8/23/12	8/15/12						0	100,000	100,000				$2,136,000

Kenneth A. Steel, Jr.	8/23/12	8/15/12	—	$150,000	*	$300,000	*
	8/23/12	8/15/12						0	100,000	100,000				$2,136,000

*	Amounts will be pro-rated based on the number of months worked for Olin.
(1)	Amounts in these columns represent the potential annual cash incentives established in early 2012 under our SMICP. Actual amounts were determined and paid in early 2013 and are included under column (g) in the Summary Compensation Table above. We discuss the SMICP and our annual incentive program under the heading “Compensation Discussion and Analysis—Elements of Compensation” above.
(2)	Numbers in these columns represent (i) awards of performance shares under our Performance Share Program described below, and (ii) special performance-based restricted stock awards to Messrs. K. Steel and R. Steel in connection with the KA Steel Acquisition, described above. The amounts in column (f) reflect the minimum performance shares awarded (25% of the target amounts in column (g)) and nothing for the performance-based restricted stock awards. The amounts in column (h) represent 100% of the performance-based restricted stock awards and 150% of the target amounts, the maximum payout of the performance shares.
(3)	Numbers in these columns represent non-qualified stock options granted under our long-term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $21.84, while the options were granted with an option exercise price equal to the average of the high and low sale prices of our common stock on the grant date ($21.92). Option awards are determined on the first regularly-scheduled compensation committee meeting date in a calendar year (in 2012, January 27, 2012). In recent years, committee meetings have been held before (or shortly after) the time we issued our year end earnings press release, and so the option awards became effective on a later date (February 10th for 2012 grants), approximately 10 days after our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices.
(4)	Amounts in this column (i) assume payment of performance shares at the maximum level, (ii) value options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with ASC Topic 718, and (iii) assume the vesting and payout of all performance-based restricted shares, valued at the average of the high and low sales prices of our common stock on the award date. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2012 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail above under the heading “Compensation Discussion and Analysis—Long Term Incentive Compensation,” and “—Stock Options.” All options granted in 2012 were non-qualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised until ten years after the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

The committee grants options with an exercise price equal to the average of the high and low prices on the grant effective date. All of our equity plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants above, under the heading “Compensation Discussion and Analysis—Stock Options” above. Our plans and our policies do not permit any “back dating” of options. Our internal auditors completed an audit of our option grants in 2006 and confirmed that we had not engaged in any option “back dating” practices.

Performance Shares

Each NEO (other than Messrs. K. Steel and R. Steel, who were not employees at the time of the awards) and certain other key employees received a target number of performance shares in early 2012, which vest at the end of 2014. The total number of performance shares that vest may vary between 25% and 150% of the target number, based on our average annual return on capital for the three years ending December 31, 2014, in relation to the average annual return on capital among the Performance Share Comparison Group for that period. The chart included in the discussion of performance share awards in the “Compensation Discussion and Analysis” above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock. No dividends or dividend equivalents are paid on unvested performance shares.

Special Performance Based Restricted Stock Units

As described in more detail above, special 100,000 share performance-based restricted stock unit awards were made to each of Messrs. K. Steel and R. Steel in connection with the KA Steel Acquisition.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5) (j)
Joseph D. Rupp	—	—		—	—	—	—	—	81,000	$1,748,790
	—	—		—	—	—	—	—	70,000	$1,511,300
	—	148,500	(1)	—	$21.92	2/09/22	—	—	—	—
	56,334	112,666	(2)	—	$18.78	2/11/21	—	—	—	—
	177,500	88,750	(3)	—	$15.68	2/04/20	—	—	—	—
	268,750	—		—	$14.28	2/05/19	—	—	—	—
	170,250	—		—	$20.29	2/07/18	—	—	—	—
	179,250	—		—	$16.52	2/12/17	—	—	—	—
	157,000	—		—	$20.68	2/08/16	—	—	—	—
	102,250	—		—	$23.78	2/09/15	—	—	—	—
	76,700	—		—	$18.52	2/11/14	—	—	—	—
	75,000	—		—	$15.35	2/12/13	—	—	—	—

John E. Fischer	—	—		—	—	—	—	—	22,000	$474,980
	—	—		—	—	—	—	—	20,000	$431,800
	—	—		—	—	—	13,333	$287,859	—	—
	—	40,500	(1)	—	$21.92	2/09/22	—	—	—	—
	18,000	36,000	(2)	—	$18.78	2/11/21	—	—	—	—
	22,916	22,917	(3)	—	$15.68	2/04/20	—	—	—	—
	22,917	—		—	$14.28	2/05/19	—	—	—	—
	35,250	—		—	$20.29	2/07/18	—	—	—	—
	42,000	—		—	$20.68	2/08/16	—	—	—	—
	26,575	—		—	$23.78	2/09/15	—	—	—	—

John L. McIntosh	—	—		—	—	—	—	—	20,000	$431,800
	—	—		—	—	—	—	—	15,000	$323,850
	—	—		—	—	—	6,667	$143,941	—	—
	—	36,750	(1)	—	$21.92	2/09/22	—	—	—	—
	14,000	28,000	(2)	—	$18.78	2/11/21	—	—	—	—
	29,167	14,583	(3)	—	$15.68	2/04/20	—	—	—	—
	43,750	—		—	$14.28	2/05/19	—	—	—	—
	24,000	—		—	$20.29	2/07/18	—	—	—	—
	26,250	—		—	$16.52	2/12/17	—	—	—	—
	30,000	—		—	$20.68	2/08/16	—	—	—	—
	23,000	—		—	$23.78	2/09/15	—	—	—	—

Robert F. Steel	—	—		—	—	—	100,000	$2,159,000	—	—

Kenneth A. Steel, Jr.	—	—		—	—	—	100,000	$2,159,000	—	—

(1)	The options vest in three annual equal installments beginning February 9, 2013, so none of the options had vested at 2012 year end.
(2)	The options vest in three annual equal installments beginning February 11, 2012, so the first installment had vested at 2012 year end.
(3)	The options vest in three annual equal installments beginning February 5, 2011, so two installments had vested at 2012 year end.
(4)	Represents the entire value of all unvested restricted stock, including performance-based restricted stock awards, based on the December 31, 2012 closing price of our common stock of $21.59.
(5)	Represents the entire value of all unvested performance shares based on the December 31, 2012 closing price of our common stock of $21.59. Vested shares will be paid approximately half in cash and half in stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d) (2)	Value Realized on Vesting ($) (e) (3)
Joseph D. Rupp	—	$—	41,500	$861,125
John E. Fischer	—	$—	23,833	$555,899
John L. McIntosh	—	$—	13,167	$303,900
Robert F. Steel	N/A	N/A	N/A	N/A
Kenneth A. Steel, Jr.	N/A	N/A	N/A	N/A

(1)	The amounts in column (c) above represent the difference between the closing market price of the underlying shares on the exercise date and the option exercise price, multiplied by the number of shares subject to the option exercise.
(2)	The shares listed in column (d) above represent (i) performance shares paid in the summer of 2012 (vested based on our performance for the three years ended December 31, 2011) under a performance share award made in early 2009 and (ii) shares of restricted stock granted in 2009 and vested in 2012 (including shares delivered in payment of income tax withholding amounts).
(3)	Restricted stock value included in this column represents the number of shares vested multiplied by $22.94, the average of the high and low sale prices for our common stock on February 5, 2012 (the vesting date), plus the amount of accrued dividend equivalents and interest paid on such shares. Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 30, 2011 ($19.78), and dollar amounts listed in column (e) above for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of August 15, 2012, the date the shares were issued ($20.75). Of the total performance shares included in column (d) above, 25% vested automatically (25% of the target performance share award). The remaining performance shares vested based on our average annual return on capital for the three-year period ended December 31, 2011, compared to that of the Performance Share Comparison Group. We describe our performance share program in more detail in our “Compensation Discussion and Analysis–Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.”

PENSION BENEFITS

The table below shows the present value of the benefits under each of the pension plans as of December 31, 2012 for each NEO. The present values are calculated using:

•

the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions that vary by plan) for the three highest years out of the last ten years of employment through December 31, 2007,

•	years of creditable service under each of the plans as of December 31, 2007,

•

age 62, the first age at which unreduced pension benefits are payable under each of the pension plans, for Messrs. Fischer and McIntosh. For Mr. Rupp, we used his age on December 31, 2012, since he has attained age 62, and

•

the assumptions we used for financial reporting as of December 31, 2012, including a 3.9% discount rate for the Qualified Plan and a 3.2% discount rate for the Supplemental and Senior Plans and the RP2000 Mortality Table with 12 years of projected mortality improvements.

Please see the note entitled “Pension Plans—Pension Plan Assumptions” in the notes to our audited financial statements included in our 2012 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b) (1)	Number of Years Credited Service (#) (c) (2)	Present Value of Accumulated Benefit ($) (d) (3)	Payments During Last Fiscal Year ($) (e)
Joseph D. Rupp	Qualified Plan	35.00	$1,498,448	—
	Supplemental Plan	35.00	$9,777,861	—
	Senior Plan	21.50	$0	—

John E. Fischer	Qualified Plan	23.58	$806,855	—
	Supplemental Plan	23.58	$1,498,571	—
	Senior Plan	3.08	$270,118	—

John L. McIntosh	Qualified Plan	30.58	$1,108,722	—
	Supplemental Plan	30.58	$2,116,389	—
	Senior Plan	8.92	$260,671	—

Robert F. Steel	Qualified Plan	N/A	N/A	N/A
	Supplemental Plan	N/A	N/A	N/A
	Senior Plan	N/A	N/A	N/A

Kenneth A. Steel, Jr.	Qualified Plan	N/A	N/A	N/A
	Supplemental Plan	N/A	N/A	N/A
	Senior Plan	N/A	N/A	N/A

(1)	The Qualified Plan is the Olin Corporation Employees Pension Plan, the Supplemental Plan is the Olin Supplementary and Deferral Benefit Pension Plan, and the Senior Plan is the Olin Senior Executive Pension Plan, each of which is described below.
(2)	Benefit accruals were frozen under all of these plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. Participation in the Senior Plan began when the executive became a Section 16(b) reporting officer and was selected by the committee (prior to the accrual freeze in 2007). Participation in the Qualified Plan generally began when the executive was hired. Participation in the Supplemental Plan generally began with the executive’s compensation first exceeded the limit imposed by the Code on compensation that was includible when determining benefits under qualified plans. All of the NEOs, other than Messrs. K. Steel and R. Steel, who are not eligible for the Senior Plan, have met the requirements for vesting. Mr. Rupp has met the requirements for full retirement and Messrs. Fischer and McIntosh have met the requirements for early retirement.
(3)	Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to receive benefits over the life of the executive and his or her spouse.

The executive may elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election. The following chart shows the present value of accrued benefits for each of the NEOs who participate in these plans, assuming (i) the executive elected the 50% joint and survivorship benefit and (ii) for Messrs. Fischer and McIntosh, that they retired at age 62 (the first age at which unreduced pension benefits are payable under the plans) and for Mr. Rupp, who has attained age 62, that he retired on December 31, 2012:

Name	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$1,554,549	$10,226,059	$965,006
John E. Fischer	$832,789	$1,555,733	$453,473
John L. McIntosh	$1,153,799	$2,219,824	$548,221

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As noted above, benefits accrued by salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007. Participants accrued benefits until December 31, 2007 based on applicable years of service and eligible compensation through that date. Service after December 31, 2007 will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after 2007 will similarly not count toward the determination of the pension benefit amounts under these plans.

Qualified Plan

As part of a competitive benefits program and to contribute to employees’ financial security in retirement, we offer defined benefit retirement benefits to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last ten years the individual is employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least 5 years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions.

In lieu of benefits that had been provided under the Qualified Plan, at the time participation was frozen, the CEOP was amended to add a Defined Contribution Retirement Account to help ensure that our benefits program would remain competitive. Depending on the participant’s age, we contribute 5% or 7.5% of eligible compensation to that Defined Contribution Retirement Account.

Supplemental Plan

The Supplemental Plan is an unfunded, nonqualified deferred compensation plan for management employees at specified compensation levels. The Code imposes limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores these benefits to affected employees and provides benefits on certain compensation that has been deferred and excluded from eligible compensation under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable at the later of termination or age 55 if a participant has at least 10 years of service. Such early retirement benefits use the same reduction factors as the Qualified Plan.

Senior Plan

The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who was a Section 16(b) reporting officer, and was selected by the committee prior to the date of the freeze, participates in the Senior Plan. Under the Senior Plan, pension benefits are based on average eligible compensation for the three highest years out of the last ten that he or she is employed by Olin through December 31, 2007. Compensation is not subject to the Code and other limitations that apply under the Qualified Plan. Benefits generally equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Benefits are further reduced by 50% of the employee’s primary Social Security benefit.

Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service, but are reduced by 4% per year for each year they begin before age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

The executive may elect any of the forms of payment available under the Senior Plan and Supplemental Plan, including a lump sum payment or the annuity form of payment.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits payable upon termination of employment may not be paid in the first six months after retirement, but the first six months of benefits will be paid in a lump sum as soon as practicable thereafter.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan until age 65 by paying at least the same premium as active salaried employees. When the average per capita cost for our health plan exceeds $10,000, as it did in 2007, the retiree also must pay the amount by which our average per capita cost for the health plan exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan. Olin made the decision to discontinue providing retiree health insurance benefits for salaried employees hired after November 23, 2009.

In general, salaried employees who retire from Olin under the Qualified Plan at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) may retain a percentage of their life insurance coverage when they retire, based on age at retirement, with Olin paying the premiums.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to our Supplemental CEOP for each of our NEOs for 2012:

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph D. Rupp	$45,500	$163,290	$189,276	—	$1,689,209
John E. Fischer	$14,350	$53,206	$(49,358)	—	$306,036
John L. McIntosh	$10,500	$42,136	$35,088	—	$343,210
Robert F. Steel	N/A	N/A	N/A	N/A	N/A
Kenneth A. Steel, Jr.	N/A	N/A	N/A	N/A	N/A

(1)	Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.
(2)	Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent company matching contributions and company contributions to the participants’ Supplemental CEOP Defined Contribution Retirement Accounts.

In addition to our CEOP, discussed above under the heading “Compensation Discussion & Analysis—Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees eligible to participate in the CEOP whose contributions to the CEOP are limited under the Code because their base pay exceeds the Code’s compensation limit ($250,000 for 2012). These employees can make pre-tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, in connection with the pension plan freeze, Olin provides the same retirement contribution credits at the same level as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation to the Supplemental CEOP. For these purposes, eligible compensation generally includes base compensation and short-term incentive compensation but excludes long-term incentive compensation.

Employees elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper plus 10 basis points at the end of the last quarter, or (ii) such other rate as our board or compensation committee (or any delegate thereof) select in advance from time to time.

Distributions are paid in cash, in a lump sum or in annual installments for up to fifteen (15) years after retirement, at the employee’s election. Our phantom shares of common stock are valued at the average daily closing prices of our common stock on the New York Stock Exchange for the month before the distribution. Distributions from the interest bearing fund equal the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment may not be paid in the first six months after retirement.

Messrs. K. Steel and R. Steel are not eligible to participate in the Supplemental CEOP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain agreements with our NEOs provide compensation in the event of a termination of employment or a change in control of Olin. The tables below show estimated compensation payable to each NEO upon various triggering events. Actual amounts can only be determined upon the triggering event.

Joseph D. Rupp (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	$—		$1,860,000	$—	$4,346,795
Equity Awards(7)	$5,993,719	$5,993,719		$5,993,719	$—	$5,596,301
Acceleration of Unvested Equity Awards(8)	$—	$—		$—	$—	$4,101,194
Benefits and Perquisites:(9)
Senior Plan(10)	$1,014,688	$1,014,688	(11)	$1,014,688	$—	$1,240,476
Supplemental Plan(10)	$10,752,527	$10,752,527	(11)	$10,752,527	$10,752,527	$13,145,174
Qualified Plan(10)	$1,554,549	$1,554,549	(11)	$1,554,549	$1,554,549	$1,554,549
Supplemental CEOP	$1,689,209	$1,689,209		$1,828,709	$1,689,209	$2,107,709
Life Insurance Premiums	$—	$—		$49,648	$—	$128,557
Outplacement Services	$—	$—		$25,000	$—	$25,000
Tax Gross-Up	$—	$—		$—	$—	$4,130,416

TOTAL:	$21,004,692	$21,004,692		$23,078,840	$13,996,285	$36,376,171

John E. Fischer (1)	Quit / Early Retirement (2)	Normal Retirement (11)		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	N/A		$770,004	$—	$2,310,012
Equity Awards(7)	$662,446	N/A		$662,446	$—	$550,934
Acceleration of Unvested Equity Awards(8)	$—	N/A		$—	$—	$1,431,238
Benefits and Perquisites:(9)
Senior Plan(10)	$430,839	N/A		$430,839	$—	$530,837
Supplemental Plan(10)	$1,713,491	N/A		$1,713,491	$1,713,491	$2,111,197
Qualified Plan(10)	$900,242	N/A		$900,242	$900,242	$900,242
Supplemental CEOP	$306,036	N/A		$363,786	$306,036	$479,287
Life Insurance Premiums	$—	N/A		$17,181	$—	$51,543
Outplacement Services	$—	N/A		$25,000	$—	$25,000
Tax Gross-Up	$—	N/A		$—	$—	$1,453,625

TOTAL:	$4,013,054	N/A		$4,882,989	$2,919,769	$9,843,915

John L. McIntosh (1)	Quit / Early Retirement (2)	Normal Retirement (11)		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	$—	N/A		$725,004	$—	$2,175,012
Equity Awards(7)	$883,129	N/A		$883,129	$—	$793,260
Acceleration of Unvested Equity Awards(8)	$—	N/A		$—	$—	$1,064,457
Benefits and Perquisites:(9)
Senior Plan(10)	$1,225,036	N/A		$1,225,036	$—	$1,479,761
Supplemental Plan(10)	$2,427,385	N/A		$2,427,385	$2,427,385	$2,932,119
Qualified Plan(10)	$1,232,064	N/A		$1,232,064	$1,232,064	$1,232,064
Supplemental CEOP	$343,210	N/A		$397,585	$343,210	$506,336
Life Insurance Premiums	$—	N/A		$12,239	$—	$36,718
Outplacement Services	$—	N/A		$25,000	$—	$25,000
Tax Gross-Up	$—	N/A		$—	$—	$1,585,292

TOTAL:	$6,110,824	N/A		$6,927,442	$4,002,659	$11,830,019

Robert F. Steel (1)	Quit / Early Retirement (2)	Normal Retirement (11)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	N/A	N/A	$888,959	$—	N/A
Equity Awards(7)	N/A	N/A	$1,029,628	$—	N/A
Acceleration of Unvested Equity Awards(8)	N/A	N/A	N/A	N/A	$2,159,000
Benefits and Perquisites:(9)
Medical Benefits(9)	N/A	N/A	$16,643	N/A	N/A
Senior Plan(10)	N/A	N/A	N/A	N/A	N/A
Supplemental Plan(10)	N/A	N/A	N/A	N/A	N/A
Qualified Plan(10)	N/A	N/A	N/A	N/A	N/A
Supplemental CEOP	N/A	N/A	N/A	N/A	N/A
Life Insurance Premiums	N/A	N/A	N/A	N/A	N/A
Outplacement Services	N/A	N/A	N/A	N/A	N/A
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A

TOTAL:	N/A	N/A	$1,935,230	$—	$2,159,000

Kenneth A. Steel, Jr. (1)	Quit / Early Retirement (2)	Normal Retirement (11)	Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	N/A	N/A	$888,959	$—	N/A
Equity Awards(7)	N/A	N/A	$1,029,628	$—	N/A
Acceleration of Unvested Equity Awards(8)	N/A	N/A	N/A	N/A	$2,159,000
Benefits and Perquisites:(9)
Medical Benefits(9)	N/A	N/A	$16,643	N/A	N/A
Senior Plan(10)	N/A	N/A	N/A	N/A	N/A
Supplemental Plan(10)	N/A	N/A	N/A	N/A	N/A
Qualified Plan(10)	N/A	N/A	N/A	N/A	N/A
Supplemental CEOP	N/A	N/A	N/A	N/A	N/A
Life Insurance Premiums	N/A	N/A	N/A	N/A	N/A
Outplacement Services	N/A	N/A	N/A	N/A	N/A
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A

TOTAL:	N/A	N/A	$1,935,230	$—	$2,159,000

1.	Amounts in the tables assume an annual base salary at the level in effect on December 31, 2012.
2.	Mr. Rupp is eligible for full retirement, so amounts in this column represent amounts he would receive upon retirement. Messrs. Fischer and McIntosh are eligible for early retirement, so amounts in this column reflect amounts they would receive upon early retirement. Messrs. K. Steel and R. Steel are not eligible for Olin’s retirement plans.
3.	An executive whose employment terminates in connection with the sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the term of the option.
4.	Olin may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) willfully breaches Olin’s Code of Conduct; or (iv) commits a felony or fraud in the course of his or her employment.
5.	Upon a change in control (as defined under these plans), benefits listed for the Senior Plan and Supplemental Plan (collectively, the “defined benefit plans”), and the Supplemental CEOP would be payable immediately, but because the NEOs are specified employees as defined in Code Section 409A, benefits may not be paid in the first six months after retirement, but the first six months of benefits under the defined benefit plans will be paid in a lump sum as soon as practicable thereafter as will the value of the Supplemental CEOP. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2012 and the market value of the phantom investments in the Supplemental CEOP account. All restricted stock and performance share awards would be vested and paid upon a change in control (as defined for these awards). All options and stock appreciation rights would vest immediately and be fully exercisable. All other amounts would be paid only if the executive is terminated or constructively terminated upon or within three years after a change in control. Constructive termination occurs when the executive terminates his or her employment because (i) Olin requires the executive to relocate by more than fifty miles; (ii) Olin reduces or fails to increase the executive’s base salary on substantially the same basis as before the change in control; (iii) Olin fails to maintain its benefit plans as in effect prior to the change in control; or (iv) the executive is assigned duties inconsistent with duties prior to the change in control or Olin takes actions that result in a diminution of the executive’s responsibilities.

6.	For Messrs. Rupp, Fischer and McIntosh, severance payments for a termination without cause equal base salary plus a percentage (calculated as the executive’s target bonus for the prior fiscal year divided by the executive’s salary in effect at termination) of base salary. In the event of a change in control, Messrs. Fischer and McIntosh would receive severance payments equal to three times the executive’s base salary plus the higher of his target incentive award under the SMICP or his average SMICP payment during the past three years, and Mr. Rupp would receive a pro-rated portion of this payment, based on the remaining days until he attains age 65 divided by 1,095 days (3 years). Messrs. K. Steel and R. Steel receive salary through August 22, 2014 upon a termination without cause as defined in their executive agreements (whether or not in connection with a change in control), target bonus and an amount equal to the company contributions that would have been made to the KA Steel 401(k) Plan had their employment continued through August 22, 2014.
7.	An executive whose employment terminates as the result of disability, death, or retirement receives a pro rata share of unvested performance share awards (based on the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. We have assumed payouts at the level of 25% of the target unvested performance shares and performance shares vested at December 31, 2012, but not yet paid. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. All unvested performance shares vest on a change in control and are paid in cash—see footnote 8. The committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.
8.	Represents cash payout for automatic vesting of unvested restricted stock, stock options and performance shares on change in control.
9.	Unused vacation for the current year is paid to all salaried employees and is therefore not included in this table. Medical benefits are provided to all salaried employees hired prior to November 23, 2009, who are eligible for early retirement. Mr. Rupp is eligible for full retirement and the other NEOs other than Messrs. K. Steel and R. Steel are currently eligible for early retirement, and so no amount is reported for medical benefits. Messrs. K. Steel and R. Steel are eligible for up to 12 months of continued medical and dental benefit coverage, if they are terminated by Olin without cause.
10.	The Senior Plan provides a 50% joint and survivorship benefit without an actuarial reduction. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for joint and survivorship benefit under the Qualified Plan and the Supplemental Plan. The value of the joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any payment payable upon termination of employment is paid six months after termination of employment to comply with Code limitations. The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the RP2000 Mortality Table with 12 years of projected mortality improvements. Except with respect to a change in control, the benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions and also include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a Change in Control (as defined under the Senior Plan and the Supplemental Plan), each executive participating in the relevant plan receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment.

The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the RP2000 Mortality Table with 12 years of projected mortality improvements. If the participating executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit / Early Retirement	Normal Retirement	Termination by Olin Without Cause	Termination by Olin For Cause	Change in Control
Joseph D. Rupp
Qualified Plan	110,172	110,172	110,172	110,172	110,172
Supplemental Plan	672,336	672,336	672,336	672,336	672,336
Senior Plan	0	0	0	0	0

John E. Fischer
Qualified Plan	57,164	69,429	57,164	57,164	57,164
Supplemental Plan	95,786	116,339	95,786	95,786	95,786
Senior Plan	14,808	20,652	14,808	0	14,808

John L. McIntosh
Qualified Plan	78,853	90,984	78,853	78,853	78,853
Supplemental Plan	137,471	158,620	137,471	137,471	137,471
Senior Plan	53,138	19,858	53,138	0	53,138

11.	Mr. Rupp is currently eligible for normal retirement (age 62) at this time, so the amounts in this column represent the amounts he would have received had he retired on December 31, 2012. Neither Mr. Fischer nor Mr. McIntosh is eligible for normal retirement, and neither Mr. K. Steel nor Mr. R. Steel is eligible to participate in Olin’s retirement plans. See the “Pension Benefits” table and the narrative disclosure following that table for the present value of accrued benefits payable upon normal retirement under various circumstances.

Payments Upon Death or Disability

Upon the death of a former executive, unless the executive elects to receive the cash value of his or her life insurance at retirement, his or her estate receives life insurance benefits provided the former executive was at least age 55 when employment terminated. The amount of life insurance is based on the executive’s age and base salary at the time of termination of employment. Set forth below are the amounts of life insurance coverage for each of the NEOs as of December 31, 2012:

NEO	Life Insurance Amount
Joseph D. Rupp	$360,000
John E. Fischer	$ 70,000
John L. McIntosh	$ 90,000
Robert F. Steel	$ —
Kenneth A. Steel, Jr.	$ —

An executive whose employment terminates in connection with a disability would receive disability benefits equal to 60% of base salary until the executive is no longer disabled, reaches age 65, or elects to take early retirement benefits. At that time, the executive would receive the applicable retirement benefits described above. Messrs. Rupp and McIntosh have elected to pay additional premiums to increase their disability coverage to 75% of base salary. Mr. Fischer has elected the 60% level of coverage and Messrs. K. Steel and R. Steel receive the 60% level of coverage under the KA Steel long-term disability plan.

Executive Severance and Executive Change in Control Agreements

We have executive severance agreements (“executive agreements”) and executive change in control agreements (“CIC agreements”) with Messrs. Rupp, Fischer and McIntosh. These agreements extend until January 26, 2014, and by their terms extend annually for an additional year unless we provide notice that the term will not be extended. We provided that notice in October of 2011, but indicated the present intention of the compensation committee to provide an appropriate replacement change in control arrangement, consistent with then-current market practice at the time of expiration. If a change in control (as defined in the current CIC agreement) occurs, the CIC agreement extends for at least three years after the change in control. The committee established the terms of the CIC agreements and the executive agreements (including the level of payments in various scenarios) based on advice from Exequity and from outside benefits counsel regarding marketplace practices for comparable companies.

CIC Agreement.    The CIC agreement contains an extensive definition of “change in control,” but generally a change in control occurs if:

(1) a person or entity acquires control of 20% or more of our common stock unless (a) the acquiring party is Olin, its subsidiaries or benefit plans, an underwriter holding the shares temporarily for an offering, the executive who is a party to the CIC agreement or an entity that the executive controls or (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin buying its stock back;

(2) a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, absent an election contest or similar dispute);

(3) we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless our shareholders own more than half of the voting interest of Olin or the new company (in approximately the current ratios) after the transaction, and neither of the events in items (1) and (2) above has occurred for Olin or the new entity; or

(4) our shareholders approve a plan of complete liquidation or dissolution of Olin.

If, after a change in control, the executive’s employment is terminated by Olin without “cause” or by the executive as a result of adverse changes in the terms of employment, the executive will:

•

receive a cash severance payment equal to three times the executive’s base salary plus the higher of his target incentive award under the SMICP or his average SMICP payment during the past three years,

•	receive 36 months of medical, dental and life insurance coverage for the executive and dependents,

•	receive 36 months of retirement contributions to all Olin defined contribution plans, based on the amount of the cash severance,

•	receive up to 12 months of outplacement services, and

•	if termination occurs after the first calendar quarter, receive a prorated annual incentive compensation award for that year.

These payments and benefits are not conditioned on any waiver, release or non-compete. The CIC agreement also provides that if any payments made to the executive subject the executive to the excise tax under Section 4999 of the Code, the payment increases to provide the executive with a net payment as if such tax did not apply.

Executive Agreement.    If the executive’s employment is terminated (in a non change in control event) by Olin without cause, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	cash installment payments (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) a percentage (calculated as the executive’s target bonus for the prior year divided by the executive’s salary in effect at termination) of base salary;

(2)	twelve months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive will be treated as if he or she had remained employed for service purposes for twelve months after the termination);

(3)	twelve months of medical, dental and life insurance coverage for the executive and dependents; and

(4)	the same outplacement services and prorated annual incentive compensation award provided under the CIC agreement.

The executive must sign a waiver and general release of claims and agree to one-year noncompetition and nonsolicitation covenants to receive any severance payments and other benefits.

If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, the executive agreement continues to apply to any termination from the new employment for twelve months. Payments by Olin are reduced for any cash severance or similar benefits from such buyer or joint venture.

Steel Executive Agreements.    Messrs. K. Steel and R. Steel each have an Executive Agreement with Olin extending until August 22, 2014. If Olin terminates the executive’s employment without cause or the executive resigns as a result of adverse changes in the terms of his employment, he receives his salary through the remaining term, and continues to participate in our benefit plans (or equivalent benefits). As noted above, he also receives a pro rata share of his annual incentive compensation award and a pro rata share of his performance-based restricted stock unit award and of his non-equity incentive award.

Treatment of Equity Awards

Retirement.    When an employee retires:

•	vested stock options may be exercised for the remaining option term,

•	vested but unpaid performance shares will be paid as specified in the performance share program, and

•	the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

The committee has discretion to waive vesting periods for restricted stock and restricted stock units.

Change in Control.    On a change in control (as defined under the CIC agreement or applicable award):

•	all options vest (and in certain cases, convert to stock appreciation rights), and

•	all restricted stock, restricted stock units and performance share awards vest and are paid.

Pension Plans

Qualified Plan.    The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

(1)	a person or entity acquires control of 20% or more of our common stock,

(2)	a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board),

(3)	all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own more than half of the voting interest of the new company, or

(4)	our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan and Senior Plan.    In the event of a change in control (defined in a manner compliant with Code Section 409A), we will pay a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan and the Senior Plan. Those payments would be based on benefits accrued as of the change in control. Benefits were frozen at the end of 2007, although continued employment counts toward years of service for vesting and early retirement eligibility.

DIRECTOR COMPENSATION

In 2012, our compensation package for non-employee directors consisted of:

•

an annual retainer of $50,000 of which at least $25,000 must be taken in shares of common stock (with an aggregate fair market value of that amount, based upon the average high and low sale prices on May 10, 2012);

•

phantom stock units with an aggregate fair market value equal to $65,000 (based upon the average high and low sale prices on May 10, 2012), rounded to the nearest 100 shares which are credited to a deferred account and not paid out until the director leaves the board (fair market value will increase to $75,000 beginning in 2013);

•	a fee of $2,500 per board meeting and committee meeting attended (or $1,250 for in-person board or committee meeting attended telephonically);

•	a $25,000 annual fee for the Lead Director and an additional $2,500 for each meeting he attends with management to prepare for board/committee meetings;

•	a $10,000 annual fee for the chair of each of the compensation and directors and corporate governance committees, and a $15,000 annual fee for the audit committee chair;

•	reimbursement for expenses incurred in the performance of their duties as directors;

•

participation in our charitable gift program available to all salaried employees, where we make a 50% matching contribution (up to $5,000 per year) for the director’s gifts to certain eligible charities; and

•	director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

The table below shows all cash and stock retainers, meeting fees and other compensation we paid to each of our non-employee directors during 2012. Each of the directors listed below served for the entire year.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (2) ($) (g)	Total ($) (h)
Gray G. Benoist	$80,000	$89,740	N/A	N/A	N/A	$17,195	$186,935

Donald W. Bogus	$—	$172,309	N/A	N/A	N/A	$24,643	$196,952

C. Robert Bunch	$—	$172,309	N/A	N/A	N/A	$48,458	$220,767

Randall W. Larrimore	$110,000	$89,740	N/A	N/A	N/A	$51,617	$251,357

John M. B. O’Connor	$82,500	$89,740	N/A	N/A	N/A	$28,665	$200,905

Richard M. Rompala	$165,000	$89,740	N/A	N/A	N/A	$83,541	$338,281

Philip J. Schulz	$97,500	$89,740	N/A	N/A	N/A	$32,650	$219,890

Vincent J. Smith	$82,500	$89,740	N/A	N/A	N/A	$12,988	$185,228

(1)	This column represents the grant date fair value of 2012 stock awards to directors calculated in accordance with ASC Topic 718. These stock awards are deferred as stock units. A director can elect to defer additional portions of his or her compensation in stock units as well. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2012 (payable upon the director’s retirement from our board, or a later date selected by the director, in cash or stock at the director’s election):

Name	Total Deferred Stock Account Balance (in Shares)*
Gray G. Benoist	23,118
Donald W. Bogus	30,414
C. Robert Bunch	57,057
Randall W. Larrimore	60,149
John M. B. O’Connor	36,631
Richard M. Rompala	107,982
Philip J. Schulz	36,177
Vincent J. Smith	17,034

*	Total includes stock awards of the type listed in column (c) above, additional amounts a director elects to defer in stock units and dividend equivalents on stock units held in the deferred stock account.

(2)	Consists of (i) amounts we contributed to charity on behalf of directors under our matching charitable gifts program available to all employees, and (ii) the fair value of “dividend equivalents” paid to directors in 2012 on all Olin deferred stock units amounts, determined under ASC Topic 718, as follows:

Name	Dividend Equivalents Paid on Deferred Stock Units
Gray G. Benoist	$17,195
Donald W. Bogus	$22,143
C. Robert Bunch	$43,458
Randall W. Larrimore	$47,479
John M. B. O’Connor	$28,665
Richard M. Rompala	$83,541
Philip J. Schulz	$27,650
Vincent J. Smith	$12,988

Differences in the amounts shown above among board members for dividend equivalents reflect the number of shares held as deferred stock units. Messrs. Benoist, Rompala and Schulz elected to receive their dividend equivalents in the form of additional deferred stock units, while the other directors elected to receive the dividend equivalent payments in cash (current or deferred). Does not include perquisites and other personal benefits which did not exceed, in the aggregate, $10,000 for any director.

The board of directors determines the total amounts of the annual retainer, meeting, lead director and board/committee chair fees, based on recommendations from the committee and input from Exequity. All stock-based compensation for our directors is governed by our Amended and Restated 1997 Stock Plan for Non-employee Directors, which we refer to as our “Directors Plan.” The annual stock grant, retainer stock grant and cash retainer are paid for the 12-month period running from May 1 to April 30, with payments made on the second Thursday in May, after Olin’s annual shareholder meeting in April.

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•	a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

•	a majority of our board members are not endorsed by the directors in office at the time of election.

We have stock ownership guidelines for our non-employee directors where each such director is expected to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. Each non-employee director met these guidelines at year end.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s 2012 annual report on Form 10-K and Proxy Statement for the 2013 Annual Shareholder Meeting.

Richard M. Rompala, Chairman

Donald W. Bogus

C. Robert Bunch

Randall W. Larrimore

Vincent J. Smith

February 20, 2013

ITEM 2—PROPOSAL TO CONDUCT AN ADVISORY VOTE

TO APPROVE THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

You are being asked to cast an advisory vote on approval of the compensation of our chief executive officer, chief financial officer and the three other most highly compensated executive officers (referred to as named executive officers or NEOs) at the annual meeting. This proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act. The proposal gives you the opportunity, on an advisory vote basis, to approve or not approve the compensation of the NEOs through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Our compensation committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Assuming a quorum (consisting of a majority of outstanding shares of our common stock) is present or represented by proxy at the annual meeting, approval of this proposal requires that more votes be cast FOR than are cast AGAINST. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions and broker non-votes will not be counted as votes cast and thus will not have any effect on the result of the vote. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The board of directors recommends a vote FOR approval of this resolution.

ITEM 3—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was our independent registered public accounting firm for 2012 and 2011. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2012		2011
Nature of Service	$	%	$	%
Audit Fees(1)	$1,840	93%	$1,685	94%
Audit Related Fees(2)	145	7%	100	6%
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—

	$1,985	100%	$1,785	100%

(1)	Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC.
(2)	Costs include services related to agreed upon procedures performed related to the KA Steel Acquisition in 2012, and PolyOne Corporation’s 50% interest in the SunBelt Partnership in 2011.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2012, the audit committee pre-approved all audit and audit-related services.

Who has the audit committee selected as Olin’s independent registered public accounting firm for 2013?

Olin’s audit committee is solely responsible for hiring and compensating Olin’s independent registered public accounting firm. After considering KPMG’s 2012 performance and their proposed audit plan for 2013, the committee has selected KPMG as our independent registered public accounting firm for 2013.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

Neither Virginia law nor our Bylaws require us to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

How many votes are required to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2013?

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2013, the votes cast in favor of this proposal must exceed the votes cast in opposition to this proposal.

Abstentions and shares held in street name that are not voted on this proposal will not be included in determining the number of votes cast on this proposal and will not affect the vote on this proposal. If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2013, the audit committee will take the vote into consideration in making next year’s selection.

How does the board recommend we vote?

The board of directors recommends that you vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2013.

Shareowner Services c/o Wells Fargo P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/oln Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 24, 2013. CEOP participants may vote until 11:59 p.m. (CT) on April 23, 2013.

TELEPHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 24, 2013. CEOP participants may vote until 11:59 p.m. (CT) on April 23, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL, SIMPLY COMPLETE THE ITEMS BELOW,

SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

    Please detach here

The Board of Directors Recommends a Vote FOR each of the listed nominees and FOR Items 2 and 3.

1.	Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 C. Robert Bunch	☐	☐	☐	03 John M. B. O’Connor	☐	☐	☐

	02 Randall W. Larrimore	☐	☐	☐

2.	Advisory vote to approve named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Ratification of appointment of independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR

EACH OF THE LISTED NOMINEES AND FOR ITEMS 2 AND 3. SHOULD ANY NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE

VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

☐ Please mark this box if you plan to attend the meeting.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 25, 2013

8:30 a.m. Central Time

THE PLAZA IN CLAYTON OFFICE TOWER

190 Carondelet Plaza

Ninth Floor, Room 9-H

Clayton, MO 63105

You can view the Annual Report on Form 10-K for 2012 and 2013 Proxy Statement on the Internet at:

http://olin.mobular.net/olin/oln

If you plan to attend the Annual Meeting, please mark the box on the proxy and bring this card,

which will serve as your Admission Card, to the meeting.

Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2013.

The shares of Olin Common Stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan (CEOP). If you are a participant and have shares of Olin Common Stock allocated to your CEOP account, please read the Trustee’s Authorization below regarding voting of those shares.

If no choice is specified, the proxy will be voted “FOR” each of the listed nominees and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint RICHARD M. ROMPALA and JOSEPH D. RUPP, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on April 25, 2013 at 8:30 a.m. Central Time and all adjournments or postponements thereof.

Trustee’s Authorization: As a named fiduciary, you may direct ING National Trust, as Trustee of the CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account on the three matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or sending your voting instructions via telephone or Internet. The Trustees will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are received before 11:59 p.m. Central Time on April 23, 2013. The Trustees will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

See reverse for voting instructions.